UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2006

INNOVATIVE SOFTWARE TECHNOLOGIES, INC.
(Exact name of Registrant as Specified in its Charter)

California (State or other jurisdiction of incorporation or organization)	000-1084047 (Commission File Number)	95-4691878 (I.R.S. Employer Identification No.)
3998 FAU Blvd, Building 1-210
Boca Raton, Florida 33431
(Address of Principal Executive Offices; Zip Code)

Registrant’s telephone number, including area code: (561) 417 - 7250

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INNOVATIVE SOFTWARE TECHNOLOGIES, INC.

FORM 8-K

Item 1.01. Entry into a Material Definitive Agreement.

On August 9, 2006, the Company entered into employment agreements with Anthony F. Zalenski and Thomas J. Elowson for the positions of Chief Executive Officer, and Chief Operating Officer and President, respectively. The contracts have a term of 3 years, stipulate a minimum annual salary of $84,000, and have certain provisions regarding termination of employment with and without “cause” as therein defined. In addition, the employment contracts provide for a signing bonus of $25,000 for the Chief Executive Officer and $10,000 for the Chief Operating Officer, payable upon a fundraising event or series of related fundraising events wherein the Company raises a cumulative gross amount of at least $2 million. In connection with his employment agreement the Company granted Mr. Elowson 5,978,349 options to purchase shares of common stock in the Company.

Item 3.02. Unregistered Sales of Equity Securities

On August 9, 2006 the Company granted Thomas J. Elowson 5,978,349 options to purchase shares of the Company’s common stock. The options vest immediately and have an exercise price of $0.13 per share, the closing price on the Over the Counter Bulletin Board on that day. The options and the underlying shares of Common Stock were granted, issued and sold pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”) provided under Section 4(2) of the Act, as such sales and issuances did not involve any public offering, were made without general solicitation or advertising, and each purchaser had access to all relevant information necessary to evaluate the investment and represented to Innovative that the securities were being acquired for investment.

Item 8.01. Other Events.

On August 9, 2006, the Board of Directors for the Company adopted the “Innovative Software Technologies, Inc. 2006 Equity Incentive Plan” attached as exhibit 10.1.

Item 9.01. Financial Statements and Exhihbits.

(c) Exhibits
Innovative Software Technologies, Inc. 2006 Equity Incentive Plan	10.1
Form of Stock Option Award under 2006 Equity Incentive Plan	10.2
Anthony F. Zalenski Employment Agreement	10.3
Thomas J. Elowson Employment Agreement	10.4

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

INNOVATIVE SOFTWARE TECHNOLOGIES, INC.

By: /s/ Anthony F. Zalenski
Anthony F. Zalenski
Chief Executive Officer

Date: August 15, 2006